ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE

RE: Morgan Stanley Capital I Inc., Series FB 2005-1

In accordance with Section 3.16 of that certain Pooling and Servicing Agreement dated August 25, 2005 ("Agreement"), executed by and between Morgan Stanley Capital I Inc. ("Depositor"), Wells Fargo Bank, National Association ("Servicer" and "Special Servicer"), LaSalle Bank National Association ("Trustee"), and ABN Amro Bank N.V. (Fiscal Agent"), as authorized officer of Servicer, I certify that (I) a review of the activities and performance of the Servicer during the preceding calendar year has been made under my supervision, (ii) to the best of my knowledge, based on such review, the Servicer has in all material aspects fulfilled all its obligations under this Agreement throughout such calendar year, and (iii) the Servicer has received no notice asserting a tax on the income or assets of any portion of the Trust Fund from the Internal Revenue Service or from any other governmental agency or body.

Wells Fargo Bank, National Association
“Servicer”

/s/ Margaret Gremore
Margaret Gremore
Vice President
Wells Fargo Bank National Association
Commercial Mortgage